UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 9, 2012

Dollar General Corporation

(Exact name of registrant as specified in its charter)

Tennessee	001-11421	61-0502302
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

100 Mission Ridge
Goodlettsville, Tennessee	37072
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 855-4000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

As previously disclosed in connection with the share repurchase from Buck Holdings, L.P. described in Item 8.01 below, on October 9, 2012, Dollar General Corporation (the “Company”) entered into (1) a second amendment to the credit agreement (the “Second Amendment to the Credit Agreement”) among the Company, CitiCorp North America, Inc. as administrative agent and collateral agent, and the other agents and lenders party thereto and (2) a first amendment to the Amended and Restated Credit Agreement (the “Amendment No. 1 to Amended and Restated Credit Agreement” and, together with the Second Amendment to the Credit Agreement, the “Amendments to the Credit Agreements”) among the Company, certain subsidiary borrowers, Wells Fargo Bank, National Association as administrative agent and collateral agent, and the other agents and lenders party thereto.   The Amendments to the Credit Agreements modify the terms of the Company’s existing credit agreements by adding additional capacity for the Company to repurchase, redeem or otherwise acquire shares of its capital stock for cash consideration not to exceed $250,000,000.  The foregoing summary of the material terms of the Amendments to the Credit Agreements is qualified in its entirety by reference to the copies of the Second Amendment to the Credit Agreement and Amendment No. 1 to the Amended and Restated Credit Agreement that are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K.

Citigroup Global Markets Inc. (an affiliate of CitiCorp North America, Inc.), Goldman, Sachs & Co. and KKR Capital Markets LLC (an affiliate of Kohlberg Kravis Roberts & Co. L.P.) acted as underwriters in connection with the secondary offering described in Item 8.01 below. Affiliates of each of Kohlberg Kravis Roberts & Co. L.P. and Goldman, Sachs & Co. (among other entities) acted as joint lead arrangers for the Amended and Restated Credit Agreement.  Kohlberg Kravis Roberts & Co. L.P. and Goldman, Sachs & Co., through their investment in Buck Holdings, L.P., are significant shareholders of the Company.

Item 8.01                                             Other Events.

On October 10, 2012, the underwriters in the previously announced secondary offering completed their purchase of an additional 5,400,000 shares of the Company’s common stock from Buck Holdings, L.P.

As part of its previously announced share repurchase program, on October 11, 2012, the Company purchased 4,929,508 shares of Common Stock from Buck Holdings, L.P. for $50.715 per share, which represents the price to the public in the secondary offering less underwriting discounts and commissions.  The total purchase price for the repurchased shares was approximately $250 million.  In connection with the closing of the share repurchase, Buck Holdings, L.P. reimbursed the Company for approximately $1.7 million in lender fees incurred in obtaining the Second Amendment to the Credit Agreement described above.  The share repurchase from Buck Holdings, L.P. was funded with $250 million in borrowings under the Company’s senior secured asset-based revolving credit facility.

Item 9.01                                             Financial Statements and Exhibits.

 (d)                              Exhibits.  See Exhibit Index immediately following the signature page hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 12, 2012	DOLLAR GENERAL CORPORATION

	By:	/s/ Susan S. Lanigan
Susan S. Lanigan
Executive Vice President and General Counsel

Exhibit No.	Description of Exhibit
4.1

Second Amendment to Credit Agreement, dated as of October 9, 2012, among Dollar General Corporation, as Borrower, CitiCorp North America, Inc. as Administrative Agent, and the other financial institutions from time to time party thereto.

4.2

Amendment No. 1 to Amended and Restated Credit Agreement, dated as of October 9, 2012, among Dollar General Corporation and certain subsidiaries, as Borrowers, Wells Fargo Bank, National Association as Administrative Agent, and the other financial institutions from time to time party thereto.